EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING DECLARES FIRST QUARTER DIVIDEND OF $0.26 PER SHARE
ANNOUNCES ADDITIONAL $200 MILLION STOCK REPURCHASE PROGRAM

EL PASO, Texas - January 28, 2014 - Western Refining, Inc. (NYSE:WNR) announced today that its Board of Directors has approved a cash dividend of $0.26 per share of common stock for the first quarter of 2014, a $0.04 per share increase versus the fourth quarter 2013 dividend. The dividend will be paid on February 27, 2014, to shareholders of record at the close of market on February 12, 2014.

Western’s Board of Directors also authorized an additional $200 million for use in the Company’s share repurchase program. This amount is in addition to approximately $65 million remaining at the end of December 2013 from a prior authorization. With this new authorization, the Company will have approximately $265 million available for share repurchases.

Jeff Stevens, Western’s President and Chief Executive Officer, commented, “From January 2012 through December 2013, Western has returned approximately $628 million to its shareholders through dividends and share repurchases. This is the fourth dividend increase in the last five quarters for Western. This increase combined with the additional share repurchase authorization demonstrates our Board’s continued commitment to delivering value to our shareholders.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The Wholesale segment includes a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Georgia, Maryland, Nevada, New Mexico, Texas, and Virginia. The retail segment includes retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas.

Western Refining, Inc. owns the general partner and approximately 65% of the limited partnership interest of Western Refining Logistics, LP (NYSE:WNRL). Western Refining, Inc. also owns the general partner and approximately 39% of the limited partnership interest in Northern Tier Energy LP (NYSE:NTI).

More information about Western Refining is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements which are protected as forward looking statements under the Private Litigation Securities Reform Act of 1995. The forward-looking statements contained herein include statements about possible repurchases of shares under the share repurchase program and future cash dividends. These statements are subject to the general risks inherent in the Company's business and its expectations may or may not be realized. Some of the Company's expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, the Company's business and operations involve numerous risks and uncertainties, many of which are beyond its control, that could materially affect the Company's financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting the Company's business is contained in its filings with the Securities and Exchange Commission to which you are referred. The forward-looking statements are only as of the date made, and the Company does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.